Exhibit 99.1

Patterson Companies Reports Fiscal 2016 First Quarter Operating Results

•	Sales from continuing operations totaled $1.1 billion, up 24 percent on a constant currency basis, reflecting the contribution from recently acquired Animal Health International, Inc.

•	Adjusted earnings per diluted share from continuing operations[1] totaled $0.47. This excludes earnings per share from discontinued operations of $0.10.

•	Supported by stable-to-steadily improving consumables sales, dental segment sales rose 7 percent on a constant currency basis.

•	Animal Health segment sales up 48 percent in constant currency, with $171.9 million from Animal Health International.

•	Company updates adjusted earnings guidance for fiscal 2016 to $2.40 to $2.50 per share.

St. Paul, Minn. — August 27, 2015 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales from continuing operations of $1.1 billion (see attached Sales Summary for further details) in its fiscal first quarter ended August 1, 2015, up 22 percent over the same period last year. Sales in the fiscal 2016 period reflect a contribution from recently acquired Animal Health International, Inc. and an extra week of results versus the prior year.

Adjusted net income from continuing operations1, which reflects the adjustments to exclude certain non-recurring costs and amortization of deal costs, was $46.9 million for the first quarter of 2016, a 17 percent increase over $40.2 million in the same quarter last year. Adjusted diluted earnings per share from continuing operations1 was $0.47 in the 2016 first quarter, an 18 percent year-over-year increase. The company reported GAAP net income from continuing operations of $20.3 million, or $0.20 per diluted share, compared to $38.3 million, or $0.38 per share, in last year’s fiscal first quarter.

“The past several months have been a particularly exciting time for Patterson Companies as we move forward with our efforts to transform the long-term growth profile of our business,” said Scott Anderson, chairman and chief executive officer. “During the quarter, we began the process of unifying Animal Health International with our legacy veterinary operations and moved forward with the sale of non-core Patterson Medical. Our performance was in line with our internal plan and we remain confident in both the market opportunities we face and our ability to capitalize on them.”

Patterson Dental

Sales for Patterson Dental, which accounts for approximately 50 percent of total sales, rose to $575.1 million, up 2.2 percent on a constant currency basis and excluding the extra week, from the same quarter last year. Also, on that same basis, sales by category versus the prior-year quarter were as follows:

•	Consumable dental supplies were up 3.8 percent

•	Technology sales, led by CEREC, increased overall; however, dental equipment and software declined 1.9 percent. The extra week had little impact on equipment sales due to factors such as the time from order to installation, which can span several months

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and office supplies, climbed 3.5 percent

Commented Anderson, “During the quarter, we saw sustained growth in the consumables category, which reinforces our confidence in stable-to-steadily improving dynamics in the dental market. We are also encouraged by the rise in CEREC sales during the quarter, especially among new users. Further, we invested in sales training during the period related to new core-equipment offerings and we expect these efforts to pay off in quarters ahead. Patterson Dental is well-positioned as we move into fiscal 2016.”

Patterson Animal Health

Sales for Patterson Animal Health, which comprises approximately 49 percent of sales, totaled $557.3 million, up 48 percent on a constant currency basis. Sales from recently acquired Animal Health International contributed $171.9 million during the quarter. Excluding the acquisition, segment sales were up over 3 percent on a constant currency basis, with U.S consumables up roughly 5 percent organically, partially offset by a milder flea and tick season in the U.K, which resulted in a tough comparison to last year.

Anderson continued, “Patterson Animal Health demonstrated solid organic growth in the U.S., with stability in companion-animal consumables. Animal Health International’s contributions to the segment were in line with our expectations. This acquisition doubles the size of our animal health business. It broadens our capabilities to include the production animal market and will strengthen our scale and market position. Finally, it provides significant opportunities for synergies.”

Discontinued Operations

On July 1, 2015, Patterson Companies announced a definitive agreement to sell Patterson Medical to Madison Dearborn Partners for gross proceeds of approximately $715 million in cash. The sale is expected to close in the fiscal second quarter, following the satisfaction of regulatory requirements and other customary closing conditions.

As a result of the definitive agreement, results of Patterson Medical are classified and reported as discontinued operations in all periods beginning with the fiscal 2016 first quarter. During the fiscal 2016 first quarter, sales from discontinued operations totaled $130.8 million and earnings per share totaled $0.10, which includes transaction-related costs.

Cash Repatriation

Patterson Companies is repatriating approximately $200 million in foreign cash from both the Patterson Medical group and Patterson Dental Canada. Performing all of these repatriations within the same fiscal year will allow Patterson Companies to gain income tax efficiencies in the range of $15 million to $20 million. The full tax impact of the repatriation has been recorded in the first quarter of fiscal 2016 and was approximately $12 million.

Dividends

In the fiscal 2016 first quarter, the company paid $23.1 million in cash dividends to shareholders. Currently, the company is allowed to repurchase approximately 21 million shares.

Business Outlook

Anderson concluded, “The transformation of Patterson Companies into a company focused on two synergistic businesses – dental and animal health – is off to a solid start. As we move into the new fiscal year, we are executing on the array of growth opportunities before us and gaining efficiencies from the acquisition of Animal Health International, all while sustaining our commitment to industry-leading customer service. We are updating our adjusted fiscal 2016 earnings guidance to a continuing-operations basis. Excluding the contribution from the discontinued Medical business, Patterson’s prior adjusted guidance range – on a continued-operations basis – would have been $1.98 to $2.06 per share. With the June closing of the Animal Health International transaction, the company will include 10.5 months of results from these operations during fiscal 2016. This increases the adjusted earnings guidance range on a continuing operations basis to $2.40 to $2.50 per diluted share.”

The fiscal 2016 annual financial outlook and adjusted earnings guidance:

•	Assumes stable North American and international markets – conditions similar to fiscal 2015

•	Includes the impact of an extra week in fiscal 2016 compared to the previous year

•	Excludes transaction-related costs, integration expense and deal amortization, non-recurring IT initiative training costs and cash repatriation (See First Quarter Reconciliation table below)

•	Excludes the discontinued operations for Medical

1First Quarter Reconciliation

The following non-GAAP table is provided to adjust reported net income and earnings per share for the impact of one-time costs, current and prior deal-amortization costs and impact of repatriation of cash. Management believes that the adjusted income amounts may provide a helpful representation of the company’s current quarter performance.

	Three Months Ended
(Dollars in thousands, except EPS)	August 1, 2015	July 26, 2014
Net Income from Continuing Operations - Reported	$20,311	$38,325
Transaction-Related Costs	9,302	—
Deal Amortization	4,612	1,920
Integration Expense	726	—
Non-Recurring IT Training Costs	145	—
Tax Impact of Repatriation of Cash	11,800	—

Net Income from Continuing Operations - Adjusted	$46,896	$40,245

Diluted Earnings Per Share from Continuing Operations - Reported	$0.20	$0.38
Transaction-Related Costs	0.09	—
Deal Amortization	0.05	0.02
Integration Expense	0.01	—
Non-Recurring IT Training Costs	0.00	—
Tax Impact of Repatriation of Cash	0.12	—

Diluted Earnings Per Share from Continuing Operations - Adjusted	$0.47	$0.40

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s website. A replay of the first quarter conference call can be heard for one week at 888-203-1112 and by providing the Conference ID 8937222, when prompted.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson Animal Health, formerly Patterson Veterinary, is a leading, full-line distributor in North America and the U.K. of animal health products, services and technologies to both the production-animal and companion-pet markets.

This press release contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond Patterson’s ability to control. Forward-looking statements generally can be identified by words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements that describe the pending disposition of Patterson Medical, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the divested companies or the price of Patterson stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the transaction and the satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure regulatory approvals at all or in a timely manner and the other risks and important factors contained and identified in Patterson’s filings with the Securities and Exchange Commission, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, Patterson does not intend to update or revise the forward-looking statements.

For additional information contact:

Ann B. Gugino

Executive Vice President & CFO

651-686-1600

Source: Patterson Companies, Inc.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	August 1, 2015	July 26, 2014
Net sales	$1,142,870	$938,956

Gross profit	288,244	250,617

Operating expenses	226,067	184,621

Operating income from continuing operations	62,177	65,996

Other expense, net	(11,473)	(7,398)

Income from continuing operations before taxes	50,704	58,598

Income taxes	30,393	20,273

Net income from continuing operations	20,311	38,325
Net income from discontinued operations	9,392	11,964

Net income	$29,703	$50,289

Basic earnings per share:
Continuing operations	$0.20	$0.39
Discontinued operations	0.10	0.12

Net basic earnings per share	$0.30	$0.51

Diluted earnings per share:
Continuing operations	$0.20	$0.38
Discontinued operations	0.10	0.12

Net diluted earnings per share	$0.30	$0.50

Shares:
Basic	99,436	99,329
Diluted	100,162	100,182

Dividends declared per common share	$0.22	$0.20

Gross margin - reported	25.2%	26.7%

Operating expenses as a % of net sales - adjusted	18.0%	19.4%
Adjustments[1]	1.8	0.3

Operating expenses as a % of net sales - reported	19.8%	19.7%

Operating income as a % of net sales - adjusted	7.2%	7.3%
Adjustments[1]	(1.8)	(0.3)

Operating income as a % of net sales - reported	5.4%	7.0%

Effective tax rate - adjusted	34.4%	34.4%

Adjustments[1]	25.5	0.2

Effective tax rate - reported	59.9%	34.6%

[1]	Refer to page 3 of the press release for the definition of adjustments to reported results

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 1, 2015	April 25, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$236,091	$400,632
Receivables	624,340	586,263
Inventory	716,707	408,422
Prepaid expenses and other current assets	94,358	59,561
Current assets held for sale	130,306	118,347

Total current assets	1,801,802	1,573,225
Property and equipment, net	258,964	204,133
Goodwill and other intangible assets	1,368,818	424,949
Investments and other	173,314	109,605
Long-term assets held for sale	636,756	635,794

Total assets	$4,239,654	$2,947,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456,259	$323,294
Other accrued liabilities	198,353	215,075
Current liabilities held for sale	39,523	39,316

Total current liabilities	694,135	577,685
Long-term debt	1,725,000	725,000
Other non-current liabilities	257,277	81,484
Long-term liabilites held for sale	49,189	49,414

Total liabilities	2,725,601	1,433,583
Stockholders’ equity	1,514,053	1,514,123

Total liabilities and stockholders’ equity	$4,239,654	$2,947,706

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	August 1, 2015	July 26, 2014	Total Sales Growth	Foreign Exchange Impact	Animal Health International Impact	Internal Growth
Three Months Ended

Consolidated net sales
Consumable and printed products[1]	$895,307	$695,639	28.7%	(2.7)%	24.6%	6.8%
Equipment and software	153,483	156,394	(1.9)	(1.5)	—	(0.4)
Other[1]	94,080	86,923	8.2	(1.4)	0.5	9.1

Total	$1,142,870	$938,956	21.7%	(2.4)%	18.3%	5.8%

Dental
Consumable and printed products[1]	$358,052	$325,290	10.1%	(1.5)%	—%	11.6%
Equipment and software	143,670	148,783	(3.4)	(1.5)	—	(1.9)
Other[1]	73,395	68,801	6.7	(1.1)	—	7.8

Total	$575,117	$542,874	5.9%	(1.5)%	—%	7.4%

Animal Health
Consumable and printed products[1]	$537,255	$370,349	45.1%	(3.7)%	46.3%	2.5%
Equipment and software	9,813	7,611	28.9	(0.2)	—	29.1
Other[1]	10,229	8,340	22.6	(5.1)	5.6	22.1

Total	$557,297	$386,300	44.3%	(3.6)%	44.5%	3.4%

Corporate
Other[1]	$10,456	$9,782	6.9%	—%	—%	6.9%

Total	$10,456	$9,782	6.9%	—%	—%	6.9%

[1]	Certain sales were reclassified from consumable to other in current and prior periods.

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	August 1, 2015	July 26, 2014
Operating income (loss)
Dental	$67,252	$62,549
Animal Health	12,972	13,987
Corporate	(18,047)	(10,540)

	$62,177	$65,996

Other (expense) income, net
Interest income	$789	$1,250
Interest expense	(12,143)	(8,768)
Other	(119)	120

	$(11,473)	$(7,398)

	Three Months Ended				Twelve Months Ended
	July 26, 2014	October 25, 2014	January 24, 2015	April 25, 2015	April 25, 2015
Net income from continuing operations - reported	$38,325	$41,865	$46,434	$53,459	$180,083
Transaction costs	—	—	—	928	928
Deal amortization	1,920	1,917	1,930	1,954	7,721

Net income from continuing operations - adjusted	$40,245	$43,782	$48,364	$56,341	$188,732

Diluted earnings per share from continuing operations - reported	$0.38	$0.42	$0.47	$0.54	$1.81
Transaction costs	—	—	—	0.01	0.01
Deal amortization	0.02	0.02	0.02	0.02	0.08

Diluted earnings per share from continuing operations - adjusted[1]	$0.40	$0.44	$0.49	$0.57	$1.89

[1]	May not foot due to rounding

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	August 1, 2015	July 26, 2014
Operating activities:
Net income	$29,703	$50,289
Net income from discontinued operations	9,392	11,964

Net income from continuing operations	20,311	38,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	15,247	9,656
Non-cash employee based compensation	6,965	6,412
Change in assets and liabilities, net of acquired	(34,829)	13,901

Net cash provided by operating activites - continuing operations	7,694	68,294
Net cash (used in) provided by operating activites - discontinued operations	(2,270)	476

Net cash provided by operating activities	5,424	68,770

Investing activities:
Additions to property and equipment, net of disposals	(17,064)	(16,173)
Acquisitions and equity investments	(1,104,730)	—
Purchase of investments	—	(359)

Net cash used in investing activites - continuing operations	(1,121,794)	(16,532)
Net cash (used in) provided by investing activites - discontinued operations	(54)	5,086

Net cash used in investing activities	(1,121,848)	(11,446)

Financing activities:
Dividends paid	(23,128)	(20,062)
Share repurchases	—	(42,877)
Proceeds from issuance of long-term debt, net	988,400	—
Payment on revolver	—	(130,000)
Draw on revolver	—	130,000
Other financing activities	(745)	(811)

Net cash provided by (used in) financing activities	964,527	(63,750)

Effect of exchange rate changes on cash	(8,923)	2,258

Net decrease in cash and cash equivalents	$(160,820)	$(4,168)

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